Exhibit 10.1

Natera, Inc.
Amended and Restated Compensation Program for Non-Employee Directors

Effective as of March 13, 2022

A.	Cash Compensation: Annual cash retainers each paid quarterly, in arrears.

1.	Retainer for each non-employee member of the Board:	$45,000
2.	Additional retainer for Lead Independent Director:	$35,000
3.	Additional retainer for Chair of Audit Committee:	$20,000
4.	Additional retainer for Chair of Compensation Committee:	$15,000
5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$10,000
6.	Additional retainer for non-Chair members of Audit Committee:	$10,000
7.	Additional retainer for non-Chair members of Compensation Committee:	$7,500
8.	Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	$5,000
9.	Additional retainer for non-member observers of Audit Committee:	$7,500

B.	Equity Compensation

1.	Initial equity grants. The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors on or after the IPO date an “initial equity award” valued at $375,000. The grant will be made on or as soon as reasonably practicable after the date of his or her election. The exercise price per share of stock options will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. Subject to the director’s continuous service on the Board, the initial equity award will vest and become exercisable with respect to 1/3rd of the shares at the end of each year following the director’s appointment to the Board, so that it will be fully vested and exercisable after 3 years of continuous service. The initial equity award will become fully vested and exercisable in the event that the Company is subject to a change in control.

2.	Annual equity grants. In each year, the Compensation Committee will grant to each non-employee director who continues serving on the Board after the annual meeting of the Company’s stockholders an “annual equity award” valued at $250,000. The grant will be made on or as soon as reasonably practicable after the date of the annual meeting (the “Grant Year Annual Meeting”). The exercise price per share of stock options will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. Subject to the director’s continuous service on the Board, the annual equity award will vest and become exercisable in full on the date that is 12 months following the date of the Grant Year Annual Meeting. The annual equity award will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received the initial equity award under Paragraph 1 above will not in the same calendar year receive an annual equity award under this Paragraph 2.

3.	Stock Plan. Except as otherwise set forth above, the initial and annual equity awards will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of stock option agreement thereunder.

4.	Election of Award Type. Beginning in 2020, each non-employee director may elect, in writing, to receive his or her initial or annual equity award (i) 100% of the total dollar value in the form of restricted stock units covering shares of the Company’s Common Stock, (ii) 100% of the total dollar value in the form of stock options to purchase shares of the Company’s Common Stock, or (ii) 50% of the total dollar value in the form of stock options and 50% of the total dollar value in the form of restricted stock units. If no election is made, the equity award will be made in the form of 50% in stock options and 50% in restricted stock units. The number of shares underlying stock options will be calculated based on a 2:1 ratio to restricted stock units.[1]

Once an election is made, such election will continue in effect for equity compensation (other than pursuant to Section C hereof) related to services performed during all future calendar years unless and until a new election form modifying the election is submitted to the Company. Such new election must be made no later than December 31 of the calendar year preceding the year in which such annual equity award is to be granted, and will become effective on January 1 of such following calendar year.

Notwithstanding the foregoing, a non-employee director who first becomes a member of the Board of Directors on or following March 13, 2020, may, within thirty (30) days after such director joins the Board of Directors, make the election described in this section, with such election to be effective for his or her initial equity award and annual equity awards granted after the date the election is made unless and until a modification is submitted in accordance with this section.

C.	Election to Receive Annual Cash Compensation in the Form of Equity

For each calendar year, each non-employee director may elect, in writing, to receive all or a portion of his or her annual cash retainer(s) in the form of (i) fully vested options to purchase shares of the Company’s Common Stock (a “Retainer Option”) or (ii) fully vested restricted stock units covering shares of the Company’s Common Stock (a “Retainer RSU”; the Retainer Option or the Retainer RSU, “Retainer Equity”). If elected, all such Retainer Equity will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of stock option agreement or restricted stock unit agreement, as applicable, thereunder. Such fully vested Retainer Equity will be granted by the Compensation Committee on a quarterly basis, in arrears, with such grants subject to the director’s continuous service to the Company on the date of grant.

1 For illustration purposes, an equity award valued at $175,000 at an average price per share of $25.00 would result in (i) 7,000 restricted stock units, (ii) 14,000 stock options, or (iii) 3,500 restricted stock units and 7,000 options.

Amended and Restated Compensation Program for Non-Employee Directors

Each Retainer Equity award will have an aggregate grant date fair value equal to the cash amount that would otherwise be paid for the applicable quarter, with the number of shares subject to a (i) Retainer Option computed in accordance with the Black-Scholes model used by the Company for valuing options in its financial statements, and (ii) Retainer RSU computed based on the average price per share of the Company’s Common Stock in the 30 days prior to the date of grant, in each case rounded down for any partial share. Each such Retainer Option shall have a term of 10 years (subject to earlier expiration upon the termination of the director’s service) and shall have an exercise price equal to the closing price per share of the Company’s Common Stock on the grant date.

Any election to receive Retainer Equity in lieu of annual cash retainer(s) must be made by the non-employee director no later than December 31 of the calendar year preceding the year for which such cash retainer(s) would otherwise be earned, and such election will be irrevocable for such following calendar year. Notwithstanding the foregoing, (i) a non-employee director who first becomes a member of the Board of Directors on or following January 1, 2016, may, within 30 days after such director joins the Board of Directors, may make the election described in this section, with such election to be effective for services performed after the date the election is made, and (ii) non-employee directors who are members of the Board of Directors as of March 13, 2022, may, within 10 days of March 13, 2022, make the election described in this section, with such election to be effective for services performed after the date the election is made.

D.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

Amended and Restated Compensation Program for Non-Employee Directors

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